EXHIBIT 10.02

ASSET PURCHASE AGREEMENT

BY AND AMONG

     PAINCARE HOLDINGS, INC., PAINCARE SURGERY CENTERS III, INC.,

CENTER FOR PAIN MANAGEMENT ASC, LLC,
AND ITS

MEMBERS

Dated as of September 26, 2005

TABLE OF CONTENTS
(continued)
			Page

	14.6	Headings	43
	14.7	Governing Law; Jurisdiction	43
	14.8	Attorneys’ Fees	43
	14.9	Amendments and Waivers	43
	14.10	Severability	43
	14.11	Expenses	43
	14.12	Further Assurances	43
	14.13	Construction	44
	14.14	Survival	44
	14.15	Incorporation of Exhibits and Schedules	44

15.	DEFINITIONS		44

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective the 26th day of September, 2005 (the “Execution Date”), by and among MARK H. COLEMAN, M.D. (“Dr. Coleman”), PRABAAL DEY, M.D. (“Dr. Dey”), MARC A. LOEV, M.D. (“Dr. Loev”), LESTER A. ZUCKERMAN, M.D. (“Dr. Zuckerman”), CENTER FOR PAIN MANAGEMENT ASC, LLC, a Maryland limited liability company (the “Company”), PAINCARE HOLDINGS, INC., a Florida corporation (“PainCare”) and its wholly owned subsidiary, PAINCARE SURGERY CENTERS III, INC., a Florida corporation (the “Subsidiary”). Dr. Dey, Dr. Loev, Dr. Coleman and Dr. Zuckerman are sometimes referred to herein as the “Members.” The Company and the Members are sometimes referred to herein as the “Sellers” and PainCare and the Subsidiary are sometimes referred to herein as the “Purchaser.” The Purchaser and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

     A. The Company owns and operates four (4) Medicare certified and state licensed ambulatory surgical centers that are located at the following locations: (i) 11921 Rockville Pike, Suite 505, Rockville, Maryland 20852; (ii) 3901 Greenspring Avenue, Suite 304, Baltimore, Maryland 21211; (iii) 1150 Professional Court, Suite L, Hagerstown, Maryland 21740; and (iv) 305 Hospital Drive, Suite 304, Glen Burnie, Maryland 21061 (collectively, the “Centers”).

     B. The Company desires to sell and the Purchaser desires to buy substantially all of the assets, properties, rights, and claims of the Company and the Centers, which assets, properties, rights and claims shall collectively be referred to herein as the “Business.”

     C. The Members own one hundred percent (100%) of the total issued and outstanding membership interests of the Company, free and clear of any and all Liens (as defined in Section 4.5(a) below).

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and the sum of ten dollars ($10.00) and other good and valuable consideration paid by the Purchaser to the Company, the receipt and sufficiency of which are hereby acknowledged by the Company, it is mutually covenanted and agreed by the parties hereto as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Time (as defined in Section 10.1 below), and except as otherwise stated, the Subsidiary shall purchase, and the Company shall sell, transfer, convey, assign, and deliver to Subsidiary, all of the Company’s Business rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated other than the Excluded Assets specified in Section 1.2 below) which are used, held for use or acquired or developed for use by the Company in the Business, or developed in the course of conducting the Business or by Persons employed by the Company in the Business (collectively the “Purchased Assets”), free and clear of any and all Liens other than those Liens set forth on Disclosure Schedule 4.5(a) . The Purchased Assets shall include, without limitation, all the following assets or rights of the Company, to the extent so used, held, acquired or developed in the Business:

     (a) Cash and Cash Equivalents and Accounts Receivable. All cash, cash equivalents, and the Accounts Receivable of the Company as of the Closing Time, including without limitation those described in Disclosure Schedule 1.1(a);

     (b) Personal Property. All of the Company’s rights in, to and under all, instruments, equipment, furniture, machinery and other items of tangible personal property including, without limitation, the personal property leases described in the Disclosure Schedule 1.1(b);

     (c) Inventory. All inventories including, without limitation, supplies, merchandise and durable medical equipment, together with related packaging and delivery materials (collectively the “Inventory”);

     (d) Books and Records. All books and records of the Company, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records but excluding the Company’s corporate minute books and tax records (together the “Business Records”), whether such Business Records are in hard copy form or are electronically or magnetically stored;

     (e) Intellectual Property. The Company’s interest in all of its Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, logos, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including all data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all claims for infringement or breach of any of the foregoing;

     (f) Contracts. All of the Company’s rights in, to and under all contracts, agreements, license agreements, purchase orders and sales orders (hereinafter “Contracts”) of the Company as it relates to the Business (third party payors, licenses, etc.). To the extent that any Contract for which assignment to Subsidiary is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Sellers and the Purchaser agree to use their reasonable best efforts (without any requirement on the part of the Purchaser to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other Party to the assignment of any such Contract to the Subsidiary in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained prior to the Closing Time, the Sellers agree to cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits intended to be assigned to Subsidiary under the relevant Contract, including enforcement at the cost and for the account of the Purchaser of any and all rights of the Sellers against the other Party thereto arising out of the breach or cancellation thereof by such other Party or otherwise. If and to the extent that such arrangement cannot be made, the Purchaser, upon notice to the Sellers, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder;

     (g) Computer Software. To the extent transferable by the Company, all computer programs and other software, documentation and related property and information of the Company;

     (h) Licenses; Permits. To the extent transferable by the Company, all franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Purchased Assets, a complete and correct list of which is set forth in the Disclosure Schedule 1.1(h) (the “Licenses”);

     (i) General Intangibles. All causes of action arising out of occurrences before or after the Closing Time, and other intangible rights and assets;

     (j) Telephone Numbers. All of the Company’s right, title and interest in, to and under all telephone numbers used in connection with its Business, including all extensions thereto;

     (k) Warranties. All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of the Company with respect to any of the Purchased Assets;

     (l) Prepaids. All of the Company’s prepaid expenses, prepaid insurance, deposits and other similar items (“Prepaid Items”);

     (m) Leasehold Improvements. All rights, titles and interests in, to and under all structures, fixtures, landings, constructions in progress, improvements, betterments, installations, and additions constructed or located on or attached or affixed to the leasehold estates conferred on the Company under or by virtue of, all real property lease and sublease agreements (such real property lease and sublease agreements are hereinafter referred to as “Real Property Leases” which are described on the Disclosure Schedule 1.1(m));

     (n) Patient Information. All of the patient lists, ledgers and information (“Patient Information”) relating to past and current patients of Seller (a “Patient” or the “Patients”);

     (o) Other Assets. All other tangible and intangible assets, properties, rights, and claims in, to or arising from the business of the Business; and

     (p) Facility Agreements. All of the Company’s and Business’ contracts, agreements and understandings (collectively, the “Facility Agreements”) with any party regarding the provision of ambulatory surgical services to patients, including without limitation, all the Facility Agreements with health maintenance organizations, preferred provider organizations, third-party payors, independent practice associations, physician hospital organizations, management services organizations, employers, labor unions, hospitals, clinics, ambulatory surgery centers, and Medicare and Medicaid intermediaries, (a copy of each of the Facility Agreements has been provided to Purchaser and is described on the Disclosure Schedule 1.1(p)) .

     1.2 Excluded Assets. “Excluded Assets” shall mean those assets listed on the Disclosure Schedule 1.2.

2. ASSUMPTION OF LIABILITIES

     2.1 Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, asserted or unasserted, liquidated or unliquidated, secured or unsecured, including, but not in any way limited to, any liability for Taxes. Subject to the terms and conditions of this Agreement, on the Closing Time, Subsidiary shall assume or take subject to, as the case may be, and agrees to perform and discharge the following, and only the following, Liabilities of the Company:

     (a) Certain Liabilities. Those certain accounts payable and accrued Liabilities listed in Disclosure Schedule 2.1(a) .

     (b) Contractual Liabilities. Liabilities that relate to periods, events or circumstances occurring on or after the Closing Time under and pursuant to the Contracts described in Section 1.1(f), but not as a result of an event that arose prior to the Closing Time.

     The Liabilities described in subsections 2.1(a), and 2.1(b) above are hereinafter collectively described as the “Assumed Liabilities.”

     2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1 above, the Purchaser is not assuming nor buying the Purchased Assets subject to any Liabilities of the Sellers and all such Liabilities shall be and remain the responsibility of the Sellers.

     2.3 Taxes Arising from Transaction. The Purchaser is not assuming nor shall they be responsible for any Taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to the Purchaser and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

     2.4 Income and Franchise Taxes. The Purchaser is not assuming nor shall they be responsible for any Liability of the Sellers for federal income Taxes and any state or local income, profit or franchise Taxes (and any penalties or interest due on account thereof).

     2.5 Product, Medical Malpractice and Service Liability. The Purchaser is not assuming nor shall they be responsible for any Liability of the Sellers arising out of or in any way relating to or resulting from, either directly or indirectly, any medical negligence, malpractice or professional or personal liability or pharmaceutical, medication or product manufactured, formulated, mixed, compounded, assembled or sold or any service performed by the Sellers, its physicians, contractors or any of its employees whether prior to, on, or after the Closing Time (including any Liability of the Sellers or any of its physicians, employees, contractors or agents for claims made for injury to Person, damage to property or other damage, whether made in product liability, tort, negligence, breach of warranty or otherwise).

     2.6 Litigation Matters. The Purchaser is not assuming nor shall they be responsible for any Liability of the Sellers with respect to any action, claim, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative whether same shall occur or arise from matters prior to, on, or after the Closing Time (“Litigation”).

     2.7 Infringements. The Purchaser is not assuming nor shall they be responsible for any Liability of the Sellers with respect to a third party for infringement of such third party’s Intellectual Property whether same shall occur or arise from matters prior to, on, or after the Closing Time.

     2.8 Transaction Expenses. The Purchaser is not assuming nor shall they be responsible for any Liabilities incurred by the Sellers in connection with this Agreement and the transactions contemplated herein.

     2.9 Liability For Breach. The Purchaser is not assuming nor shall they be responsible for any Liabilities of the Sellers for any breach or failure to perform any of the Sellers’ covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract or agreement, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

     2.10 Liabilities to Affiliates. The Purchaser is not assuming nor shall they be responsible for any Liabilities of the Sellers to its present or former Affiliates.

     2.11 Violation of Laws or Orders. The Purchaser is not assuming nor shall they be responsible for any Liabilities of the Sellers for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”) whether same shall occur or arise from matters prior to, on, or after the Closing Time.

3. PURCHASE PRICE - PAYMENT

     3.1 Purchase Price Consideration. The aggregate purchase price consideration (the “Purchase Price Consideration”) shall equal Fifteen Million and No/100 Dollars ($15,000,000), comprised of: (i) the Closing Consideration as hereafter defined, and (ii) the Promissory Note as hereinafter defined, subject to the adjustment as provided in Section 3.4 below. Subject to the provisions set forth in Section 3.3 below, the adjustment as provided in Section 3.4 below, the provisions set forth in Sections 8, 9 and 10 below, PainCare shall deliver (or cause the Escrow Agent (as defined in Section 3.7) to deliver the Closing Consideration and the Promissory Note to the Company.

     3.2 Closing Consideration. The “Closing Consideration” shall equal: (i) Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000) (the “Closing Cash”), plus (ii) One Million Twenty One Thousand Nine Hundred Forty Two (1,021,942) PainCare Shares totaling Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000), each share being valued at $3.672 for purposes of PainCare’s obligation hereunder (the “Closing Shares”).

     3.3 Payment of Closing Consideration. The Closing Consideration shall be payable as follows:

     (a) Subject to adjustment as provided in Section 3.4 below and the provisions set forth in Sections 8, 9 and 10 below, PainCare shall deliver (or cause the Escrow Agent to deliver) the Closing Cash to the Company via wire transfer on the Closing Time to a bank account(s) designated by the Company. At least five (5) days prior to the Closing Time, the Company shall notify PainCare in writing of the bank account(s) to which the Closing Cash shall be wired.

     (b) Subject to adjustment as provided in Section 3.4 below and the provisions set forth in Sections 8, 9 and 10 below, PainCare shall deliver the Closing Shares to the Company or alternatively, to the Members as indicated in an instruction letter from the Company delivered to PainCare.

     3.4 Closing Time Adjustments. The Closing Consideration shall be subject to adjustment as follows:

     (a) Transaction Related Adjustments. The Closing Cash shall be reduced by the amount of any cash payments made by the Purchaser with respect to any expenses which the Sellers request in writing to be paid and the Purchaser agrees to pay on behalf of the Sellers, all of which are set forth on Disclosure Schedule 3.4(a) .

    (b) Post Closing Working Capital Adjustment.

     (i) Not more than sixty (60) days after the Closing Time, the Purchaser shall deliver to Prabaal Dey, M.D. (the “Company Representative”) a net working capital statement of the Company as of the Closing Time (the “Net Working Capital Statement”) prepared in accordance with generally accepted accounting principles (“GAAP”). The Net Working Capital, as defined in Section 3.4(b)(ii), of the Company reflected on the Net Working Capital Statement is referred to herein as the “Final Closing Time Working Capital Position.” The cash component of the Final Closing Time Working Capital Position shall be at least One Hundred Thousand and No/100 Dollars ($100,000). Subject to Sections 3.4(b)(iv) and (v) hereof, within ten (10) business days after the delivery of the Net Working Capital Statement, the Company or the Purchaser as the case may be, shall pay the Purchaser or the Company as the case may be, the amount by which the Agreed Closing Time Working Capital Position, as defined in Section 3.4(b)(iii) differs from the Final Closing Time Working Capital Position by more than Twenty Thousand and No/100 Dollars ($20,000) (the “Band Amount”). For the avoidance of doubt, if the Final Closing Time Working Capital Position exceeds the Agreed Closing Time Working Capital Position by more than Twenty Thousand and No/100 Dollars ($20,000), then the Purchaser shall pay the difference, less the Band Amount, to the Company. If the Final Closing Time Working Capital is less than the Agreed Closing Time Working Capital Position by more than Twenty Thousand and No/100 Dollars ($20,000), then the Company shall pay the difference, less the Band Amount, to the Purchaser. All payments under this Section 3.4(b)(i), as applicable, shall be by wire transfer in immediately available funds to a bank account designated by the Purchaser or the Company, as the case may be.

     (ii) Net Working Capital. For purposes of this Agreement, “Net Working Capital” shall mean, as of the date of determination, an amount equal to: (a) the sum of the current assets, including, without limitation, the following items: (i) cash, (ii) accounts receivable, (iii) inventories and supplies, and (iii) prepaid expenses; minus (b) the sum of the current liabilities, including, without limitation, the following items: (i) accounts payable, (ii) employee liabilities, and (iii) accrued expenses, but excluding the current portion of long-term debt and capital leases.

     (iii) Agreed Closing Time Working Capital Position. For purposes of this Agreement, the “Agreed Closing Time Working Capital Position” means the “Net Working Capital” of the Company, as defined in Section 3.4(b)(ii) at the Closing Time, which is Eight Hundred Eighty Three Thousand Three Hundred Eight Seven and No/100 Dollars ($883,387) (with One Hundred Thousand and No/100 Dollars

($100,000) of such Eight Hundred Eighty Three Thousand Three Hundred Eight Seven and No/100 Dollars ($883,387) being cash).

     (iv) Manner of Payment. Within ten (10) business days (the “Objection Period”) after the Purchaser’s delivery of the Net Working Capital Statement to the Company Representative, the Company and Members collectively, shall, in a written notice to the Purchaser from the Company Representative, either accept or describe in reasonable detail any proposed adjustment to the Net Working Capital Statement and the reasons therefore, and shall include pertinent calculations. If the Company Representative fails to deliver notice of acceptance or objection to the Net Working Capital Statement before the expiration of the Objection Period, then the Sellers shall be deemed to have accepted the Net Working Capital Statement.

     (v) Accounting Firm Review. If, after the Purchaser receives a timely objection from the Company Representative in accordance with Section 3.4(b)(iv) above, the Purchaser and the Company Representative are not able to agree on the Net Working Capital Statement within thirty (30) business days from and after the receipt by the Purchaser of any timely objections raised by the Company Representative (the “Discussion Period”), the Purchaser and the Company shall each have the right to require that such disputed determinations be submitted to a certified public accounting firm as the Company Representative and the Purchaser may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement, provided the Company shall pay, as applicable, on the Adjustment Payment Date, the net of the undisputed portion(s) of the Working Capital Adjustment contemplated by this Section 3.4(b) . If the Company Representative and the Purchaser cannot mutually agree on the identity of the accounting firm within ten (10) business days after the expiration of the Discussion Period, then the Company Representative and the Purchaser shall each pick a certified public accounting firm within three (3) business days after the expiration of the ten (10) business day period, and such two (2) firms shall select the identity of the third accounting firm within seven (7) business days after the expiration of such three (3) business day period, which third accounting firm shall be an independent accounting firm which does not currently provide, and has not provided within the last two (2) years, services to any of the Sellers or Purchaser. All materials for the third accounting firm to make a decision shall be provided by the Parties to this Agreement within five (5) business days after notice of a decision to use such accounting firm shall have been given. The accounting firm shall deliver its decision to the Parties to this Agreement within thirty (30) business days after receipt of the materials.

     (vi) Binding Decision; Expenses. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the Parties; the decision of such accounting firm shall be final and binding upon the Parties, there shall be no right of appeal from such decision; and such accounting firm’s fees and expenses for each such disputed determination shall be borne by the Party whose determination has been modified by such accounting firm’s report or by all Parties in proportion to the relative amount each Party’s determination has been modified. Within five (5) business days after delivery of the Accounting Firm’s decision, the Company shall make the required payment. Any payments due under this Section 3.4(b) shall bear interest at LIBOR, as published in the Wall Street Journal, from the Adjustment Payment Date.

     3.5 Promissory Note and Guaranty. In addition to the Closing Consideration, the Purchaser shall pay to the Company Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) in the form of a one (1) year promissory note (the form of which is attached hereto as Exhibit 3.5(a)) delivered to the Company at the Closing Time (the “Promissory Note”), which shall bear interest at a rate of three and forty-five hundredths percent (3.45%) per annum. PainCare shall enter into that certain guaranty (the form of which is attached hereto as Exhibit 3.5(b)), pursuant to which it shall guaranty the payment obligations of the Purchaser under the Promissory Note (the “Guaranty”).

     3.6 Allocation of Purchase Price. The aggregate Purchase Price Consideration (including the assumption by the Purchaser of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Disclosure Schedule 3.6. The Members and the Purchaser will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the Parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations thereunder, the Members and the Purchaser will disclose such reports to the other prior to filing with the IRS.

     3.7 Escrow Agreement and Transition Management Services. The parties acknowledge and agree that as of the Execution Date, the parties have entered into that certain Escrow Agreement, dated of even date herewith, a copy of which is attached hereto as Exhibit 3.7, and have agreed to Adorno & Yoss, LLP serving as the escrow agent (the “Escrow Agent”). In connection with the contemplated closing, commencing on the Execution Date and continuing through the Closing (the “Transition Period”), Subsidiary shall provide the Company with transitional management assistance. In consideration therefore and subject to the Closing, the Subsidiary shall be entitled to a management fee (the “Transition Management Fee”) during the Transitional Period equal to all of the financial and economic benefits of the Purchased Assets that accrue during the Transition Period, including, but in no way limited to, the recognition of the profits and losses attributable to the Purchased Assets and the right to receive the revenues and cash flows associated with the Purchased Assets; provided, however, in the event the Closing is not consummated, the Transition Management Fee shall be paid by the Subsidiary to the Company and the parties shall return to the status quo as of the time immediately preceding the Execution Date, as further contemplated in Section 10.1 below. Notwithstanding anything herein to the contrary, the transitional management assistance to be provided by Subsidiary shall not provide Subsidiary with operating or management control of the Company. Furthermore, during the Transition Period, the Sellers shall not make any distributions of Company profits or otherwise take any actions outside the Ordinary Course of Business.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Sellers hereby jointly and severally make the following representations and warranties to the Purchaser, each of which is true and correct on the Execution Date and shall remain true and correct to and including the Closing Time, shall be unaffected by any investigation heretofore or hereafter made by the Purchaser, or any Knowledge of the Purchaser other than as specifically disclosed and accepted by the Purchaser in the Disclosure Schedules attached hereto and shall survive the Closing of the transactions provided for herein.

     4.1 Organization; Authority. The Company is a limited liability company duly organized and validly existing under the laws of the State of Maryland. The Members own one hundred percent (100%) of the total issued and outstanding membership interests of the Company free and clear of any and all Liens. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized. No other or further act or proceeding on the part of the Sellers or any lienholder or other party is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Sellers pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Sellers pursuant hereto will constitute, valid binding agreements of the Sellers, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. The Company has filed a certificate of authorization with and been approved by Maryland Department of Health and Mental Hygiene for the use of the corporate name, “Center For Pain Management ASC, LLC”, pursuant to Maryland Annotated Code, Corporation and Association Article, §§5-101–134.

     4.2 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Sellers pursuant hereto, nor the consummation by the Sellers of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Sellers are a party or by which the Sellers are bound or to which any of the Purchased Assets are subject, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.5), upon any of the Purchased Assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Sellers are a party or by which the Sellers or any of its assets or properties may be bound or affected.

     4.3 Appraisal Reports. Within the three (3) year period prior to the Closing, there have been no appraisal reports, surveys or other documents which evaluate or describe the Business or any of the Purchased Assets which have not been delivered to the Purchaser.

    4.4 Compliance With Laws and Orders.

     (a) Compliance. The Company, the Business and the Centers (including each and all of its operations, practices, properties and assets) are in compliance with all applicable laws and orders, including, without limitation, those applicable to discrimination in employment, Medicare, insurance billings, providing of medical services, sales of medication and durable medical equipment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising. Except as set forth in Disclosure Schedule 4.4(a), the Sellers have not received notice of any violation or alleged violation of, and are subject to no Liability for past or continuing violation of, any laws or orders with respect to the Company and the operation of the Business. The Sellers and their Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Sellers, threatened against the Sellers or the Business alleging any failure so to comply. There are no outstanding notices of deficiencies relating to the Company or the Business issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. The Sellers have not received notice and the Sellers have no Knowledge or reason to believe that any necessary governmental authorizations may be revoked or not renewed in the Ordinary Course of Business.

     (b) The operation of the Business as it is now conducted does not, nor does any condition existing at the Centers, in any manner constitute a nuisance or other tortuous interference with the rights of any Person or Persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such Person or Persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

     (c) The Sellers have made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments where it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

     (d) The Sellers have timely filed, in a complete, accurate and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Centers for Medicare and Medicaid Services, the Maryland Department of Health and Rehabilitative Services, the Maryland Board of Medicine or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Sellers on or before the Closing Time or program compliance matters, which would adversely affect the Company, the Business, the Centers, the Purchased Assets or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Sellers (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the practice of medicine or any Medicare or Medicaid program, and no such reviews are scheduled, pending or, threatened against or affecting the Sellers or the consummation of the transactions contemplated hereby.

     (e) The Sellers have filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

     (f) Licenses and Permits. The Sellers have all licenses, permits, approvals, authorizations and consents of all Government Entities and insurance companies including Medicare and all certificates, licenses and permits required for the conduct of the Business, all of which are set forth on Disclosure Schedule 4.4(f) . The Company and the Business (including its operations, properties and assets) are and have been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.5 Title to and Condition of Properties.

     (a) Marketable Title. The Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), Security Interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Disclosure Schedule 4.5(a) . None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. The Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Subsidiary as contemplated hereby. At Closing, the Subsidiary will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in the appropriate Disclosure Schedule.

     (b) Condition. All tangible assets constituting Purchased Assets hereunder are located at the Centers and are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding Fifty (50) months and as contemplated for the next three (3) years. To the Knowledge of the Sellers, all buildings and other structures owned or otherwise leased or utilized by the Company in operating its Business or the Centers are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

     (c) No Condemnation or Expropriation. Neither the whole nor any portion of the Purchased Assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Government Entities with or without payment of compensation therefore, nor to Sellers’ Knowledge has any such condemnation, expropriation or taking been proposed.

     4.6 Insurance. Set forth in Disclosure Schedule 4.6 is a complete and accurate list and description of all policies of errors and omissions, fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Company, the Business and the Purchased Assets, true and correct copies of which have heretofore been delivered to the Purchaser. Disclosure Schedule 4.6 contains a description of all current malpractice liability insurance policies of the Members, the Company, and the Company’s professional employees and all predecessor policies in effect. Except as set forth on Disclosure Schedule 4.6: (a) neither the Company, its professional employees, nor the Members have, during the five (5) years immediately preceding the Closing Time, filed a written application for any insurance coverage relating to the Company’s business or property which has been denied by an insurance agency or carrier; and (b) the Company, its professional employees and the Members have been continuously insured for professional malpractice claims during the same period. Disclosure Schedule 4.6 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of Five Thousand and No/100 Dollars ($5,000). All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company, the Business, the Centers and the Purchased Assets, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Disclosure Schedule 4.6 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses from the beginning of the most recent fiscal year to date equal twenty-five percent (25%) or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and the Sellers have no information or Knowledge of any act or omission of the Sellers which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. The Sellers have duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by the Sellers pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Sellers do not know of any basis for denial of any claim under any such policy. The Sellers have not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy. Such policies are sufficient in all material respects for compliance by the Sellers with all requirements of law and with the requirements of all material contracts to which the Sellers are a party.

4.7 Contracts and Commitments.

     (a) Real Property Lease. Except as set forth in Disclosure Schedule 4.7(a), the Sellers have no leases of real property used or held for use in connection with the Business or the Purchased Assets.

     (b) Personal Property Leases. Except as set forth in Disclosure Schedule 4.7(b), the Sellers have no leases of personal property used or held for use in connection with the Business or the Purchased Assets.

     (c) Purchase Commitments. The Sellers have no purchase commitments in connection with the Business in excess of Seven Thousand Five Hundred and No/100 Dollars ($7,500) which can not be cancelled by providing at least thirty (30) days written notice.

     (d) Sales Commitments. The Sellers have no sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets. The Sellers have no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the Ordinary Course of Business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

     (e) Contracts With Affiliates and Certain Others. Except as set forth on Disclosure Schedule 4.7(e), the Company has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Company, the Business, the Centers or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee.

     (f) Powers of Attorney. The Sellers have not given a power of attorney, which is currently in effect, to any Person, firm or corporation for any purpose whatsoever in connection with or affecting the Company, the Business or the Purchased Assets.

     (g) Loan Agreements. Except as otherwise disclosed in the Disclosure Schedules, the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a Lien against the Company or any Purchased Asset.

     (h) Guarantees. Except as otherwise disclosed in the Disclosure Schedules, the Company has not guaranteed the payment or performance of any Person, firm or corporation, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person, in connection with the Business or in any other way which affects the Business, the Centers or the Purchased Assets.

     (i) Government Contracts. Except as otherwise disclosed in the Disclosure Schedules, the Sellers are not a party to any contract with any governmental body.

     (j) Burdensome or Restrictive Agreements. The Company is not a party to, nor is it bound by, any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the Company or the operation of the Business. Without limiting the generality of the foregoing, the Sellers are not a party to, nor are they bound by, any such agreement requiring the Sellers to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting the Sellers in their operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting them from carrying on the Business anywhere in the world.

     (k) Indemnification Claims. Disclosure Schedule 4.7(k) sets forth all claims made by the Sellers relating to any Contract or agreement to purchase assets by the Sellers for the benefit of the Company.

     (l) Suppliers and Payors. Except as set forth in Disclosure Schedule 4.7(l), the Company does not have any supplier from whom it purchased more than ten percent (10%) of the total amount of goods and services which it purchased during its most recent fiscal year. Except as set forth in Disclosure Schedule 4.7(l), the Company does not have any payor from whom it received more than ten percent (10%) of the total amount of revenues from services it rendered during its most recent fiscal year.

     (m) No Default. The Company is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company’s obligations or result in the creation of any Lien on any Purchased Asset. No third party is in default under any such lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

     4.8 Employee Benefit Plans. Except as described in Disclosure Schedule 4.8, there are no pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Persons employed or leased by the Company in its operation of the Business.

     4.9 Intellectual Property. Disclosure Schedule 4.9 lists all Intellectual Property of the type described in Section 1.1(f) which are or were used, held for use, or acquired or developed for the Company for use in the Business, or developed in the course of conducting the Business or by Persons employed or leased by the Company in the Business, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Intellectual Property are registered. The Company is not infringing and has not infringed any Intellectual Property of another, nor is any other Person infringing the Intellectual Property of the Company. The Company has not granted any license or made any assignment of any trade right listed on Disclosure Schedule 4.9, and no other Person has any right to use any such trade right. The Company does not pay any royalties or other consideration for the right to use any Intellectual Property of others. There is no Litigation pending or threatened to challenge the Company’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of the Company. All Intellectual Property of the Company is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Sellers.

     4.10 Product Warranty and Product Liability. Except as set forth on Disclosure Schedule 4.10 and to the actual knowledge of the Sellers, (i) there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products; (ii) there are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to Persons or property; (iii) none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. As used in this Section 4.9, the term “Products” means any and all medication and other products currently or at any time previously manufactured, compounded, mixed, formulated, distributed or sold by the Company, or by any predecessor or affiliate of the Company under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company.

     4.11 Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Subsidiary to carry on, as currently used or held for use in, the Business as presently conducted.

     4.12 No Brokers or Finders. The Sellers have not retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.13 Financial Statements. Included as Disclosure Schedule 4.13 are true and complete copies of the financial statements of the Company consisting of (i) a balance sheet of the Company for the year ended December 31, 2004 and the related statement of operations as of and for the year ended December 31, 2004 (including the notes contained therein or annexed thereto), which financial statements are unaudited, and (ii) an unaudited balance sheet of the Company for the eight (8) months ending August 31, 2005 (the “Recent Balance Sheet”), and the related unaudited statements of operations for the eight (8) months ending August 31, 2005 (the “Recent Statement of Operations”) and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including the notes and schedules contained therein or annexed thereto) present fairly the financial condition of the Company as of such dates and the results of the operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). Except as provided in the Recent Balance Sheet, or as fully disclosed in Disclosures Schedule 4.13 and 4.16, the Company does not have any Liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise i.e., accounts payable, accrued expenses) which might be or become a charge against the Company since the date of the Recent Balance Sheet.

     4.14 Conduct Since Date of Recent Balance Sheet. Except as set forth in this Agreement or as disclosed in Disclosure Schedule 4.14 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

     (a) No Adverse Change. Any material adverse change in the financial condition, Purchased Assets, Assumed Liabilities, Business, prospects or operations of the Company;

     (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Company, its Business or the Purchased Assets;

     (c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee, contractor or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, that exceeds in the aggregate a five percent (5%) increase in the total compensation or benefits payable to any single employee, contractor or agent of the Company;

     (d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the Company, the Business or the Purchased Assets;

     (e) No Commitments. Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the Ordinary Course of Business;

     (f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the Ordinary Course of Business;

     (g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

     (h) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the Purchased Assets;

     (i) No Amendment of Contracts. Any entering into, amendment or termination by the Company of any Assumed Liability, or any waiver of material rights thereunder, other than in the Ordinary Course of Business;

     (j) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company’s policies or practices with respect to the granting of credit; or

     (k) No Unusual Events. Any other event or condition not in the Ordinary Course of Business of the Company.

     4.15 Company and Affiliates. Except as set forth in Disclosure Schedule 4.15, the Company has no interest in any entity nor does the Company own or control, directly or indirectly, any capital stock of any corporation or interest in any limited liability company, partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity which operates any part of the Business or otherwise has a contract with the Sellers with respect to providing any service or product to the Business.

     4.16 Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Disclosure Schedules 4.16 and 4.13, the Company does not have any material liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the Ordinary Course of Business and consistent with past practice and none of which has or will have a Material Adverse Effect on the Company, the Business or the Purchased Assets. Except as and to the extent described in the Recent Balance Sheet or in Disclosure Schedule 4.16, the Sellers do not have any information, Knowledge or belief of any basis for the assertion against the Company, Business and/or Purchased Assets of any material liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such material liabilities, except commercial liabilities and obligations incurred in the Ordinary Course of the Business.

     As of the Closing, other than the current trade accounts payable or otherwise described in the Disclosure Schedules, the Company shall not have any unpaid liabilities, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the Ordinary Course of Business in connection with the deposit, in banks or other financial institutions, of items for collection. Except as disclosed in detail in Disclosure Schedule 4.16, the Company does not have any Liabilities or obligations which might be or become a charge against the Subsidiary or the Company.

     4.17 Accounts Receivable. All Accounts Receivable of the Company represent arm’s length services actually provided in the Ordinary Course of Business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the Ordinary Course of Business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Disclosure Schedule 4.17 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

     The Sellers know of no reason why such accounts receivable would not be collectible by the Subsidiary according to approximately the same ratios as accounts receivable have been historically collectible by the Company. All outstanding accounts and notes receivable included on Disclosure Schedule 4.17 and generated through the Closing arose in the Ordinary Course of Business. The Company has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Disclosure Schedules.

     4.18 Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section, the Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.18, there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against the Sellers relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.18, there are no past or present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.19 Personnel.

     (a) Disclosure Schedule 4.19 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel (leased or employed) of the Company, together with information as to any agreements with any such personnel.

     (b) Except for the employment agreements set forth in Disclosure Schedule 4.19 or as otherwise set forth in Disclosure Schedule 4.19, neither the Purchaser nor the Company will have any responsibility for continuing any Person in the employ (or retaining any person as a consultant) of the Company from and after the Closing Time or have any Liability for any severance payments to or similar arrangements (including bonuses) with any such person who shall cease to be an employee or consultant of the Company at or prior to the Closing.

     (c) Except as set forth in Disclosure Schedule 4.19, (i) there is not occurring, and there has not occurred during the previous five (5) years, or, to the Knowledge of the Sellers, been threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Company or its premises or products; (ii) there are, and during the previous five years have been, no material complaints or grievances known to the Sellers by any union, other group, or class of employees or other persons which are unsettled or unresolved; and (iii) to the Knowledge of the Sellers, no union or other labor organization has attempted to organize any of the employees of the Company.

     (d) Except as set forth in Disclosure Schedule 4.19, the Company has complied with all legal requirements relating to employment and labor. Except as set forth in Disclosure Schedule 4.19, there are, and since the formation of the

Company have been, no complaints or grievances that have been formally filed with the Company or any Government Entity by any employee, consultant, customer or vendor of the Company or former employee, consultant, vendor or customer of the Company which are unsettled or unresolved relating to claims of sexual harassment or related claims arising out of the same facts and circumstances concerning any officer or director of the Company. Except as otherwise disclosed Disclosure Schedule 4.19, to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to result in a claim of wrongful termination, employment discrimination, sexual harassment or other related claim by any current or former employee of the Company against the Company or the Members in their capacity as a director/manager or officer.

     4.20 Bank Accounts. Disclosure Schedule 4.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company, with respect to the Business, maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.21 Tax Matters.

     (a) Tax Matters. Except as set forth on Disclosure Schedule 4.21: (i) all state, foreign, county, local and other Tax Returns relating primarily to the Business or the Purchased Assets, required to be filed by or on behalf of the Sellers in any jurisdiction or any political subdivision thereof, have been timely filed and the Taxes paid or adequately accrued; (ii) the Company has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees, contractors, member, creditor, agents of the Business or any other third party; and (iii) the Sellers have not received any notice of underpayment of Taxes or other deficiency which has not been paid. All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Business or the Company is domiciled or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) No Waivers. The Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (c) Audits of Tax Returns. No Tax Return of the Company is currently under audit or examination by any taxing authority, and the Sellers have not received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations are attached as part of Disclosure Schedule 4.21.

     (d) Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (e) Tax Agreements. The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

     4.22 Litigation. Except as noted in Disclosure Schedule 4.22, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Sellers’ Knowledge, threatened, against the Sellers at law or in equity, before any court, arbitration tribunal or governmental agency. The Sellers have no Knowledge of any facts on which claims may hereafter be made against the Sellers that will have a Material Adverse Effect on the Company, the Business, Purchased Assets or the Subsidiary. All medical malpractice claims, general liability incidents and incident reports relating to the Company or the Business have been submitted to the Company’s insurer. All claims made or, to each of the Sellers’ Knowledge, threatened against the Sellers in excess of the deductible are covered under the Sellers’ current insurance policies. The Sellers have provided the Purchaser with a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business for the five (5) year period prior to the Closing Time.

     4.23 Health Care Compliance. The Company is participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Disclosure Schedule 4.23. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Sellers are in compliance in all material respects with the requirements of all such third-party payors applicable thereto. None of the Company’s physician employees, the Members, or immediate family members of the Members, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

     4.24 Fraud and Abuse. The Sellers and all Persons and entities providing professional services for the Company have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. The Sellers have at all times complied with the requirements of Maryland Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Maryland Statutes. Furthermore, the Sellers have filed all reports required to be filed by the State of Maryland and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

     4.25 Rates and Reimbursement Policies. The jurisdiction in which the Company is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Sellers except for restrictions promulgated by Maryland law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples. The Sellers do not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. The Sellers have no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Maryland which could have a Material Adverse Effect on the Sellers, the Business, or the Purchased Assets or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients of the Company or require the Subsidiary or the Company to obtain any necessary authorization which the Company does not currently possess. The Sellers have no Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

     4.26 Medical Staff. Except as set forth on Disclosure Schedule 4.26, the Sellers have no Knowledge of a physician who is providing services on behalf of the Company who plans, or has threatened to terminate his or her employment or other relationship with the Company. To each Member’s Knowledge, none of the physicians, including the Member, providing professional services at the Centers has a present intention to retire from the practice of medicine in the next five (5) years.

     4.27 Medical Providers. During the five (5) years preceding the Closing Time, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the Business or the Company:

     (a) Licenses. Has been duly licensed and registered, and in good standing by the State of Maryland to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

     (b) Controlled Substances. Has current controlled substances registrations issued by the State of Maryland and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

     (c) Actions. Except as set forth on Disclosure Schedule 4.27, has not been a party or subject to:

     (i) Malpractice Actions. Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

     (ii) Disciplinary Proceedings. Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

     (iii) Criminal Proceedings. Any criminal complaint, indictment or criminal proceedings;

     (iv) Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

     (v) Mental Illnesses. Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

     (vi) Substance Abuse. Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

     (vii) Professional Ethics. Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

     (viii) Application for Licensure. Any denial or involuntary withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

     4.28 Third-party Payors. Disclosure Schedule 4.28 sets forth an accurate, correct and complete list of the Company’s third-party payors. The Sellers have not received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Sellers. The Sellers have no reason to believe that any third-party payor will cease to do business with the Sellers after, or as a result of, the consummation of any transactions contemplated hereby. The Sellers does not know of any fact, condition or event which would adversely affect its relationship with any third-party payor.

     4.29 Disclosure. No representation or warranty by the Sellers in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Sellers pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedules or document delivered by or on behalf of the Sellers shall be deemed representations and warranties by the Sellers.

     4.30 Corporate Practice or Fee Splitting. The actions, transactions or relationships arising from, and contemplated by, this Agreement do not violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting. The Sellers accordingly agree that they will not and will not cause any other party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

     4.31 Staff Privileges. Disclosure Schedule 4.31 lists all hospitals at which the Members have full staff privileges. Such staff privileges have not ever been revoked, surrendered, suspended or terminated, and to the Sellers’ Knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

4.32 Securities Representation.

     (a) No Registration of the PainCare Shares; Investment Intent. The Members acknowledge that the PainCare Shares to be delivered pursuant to this Agreement have not been and will not be registered as of the Closing under the Securities Act and may not be resold without compliance with the Securities Act and any applicable state securities laws and regulations. The PainCare Shares to be acquired by the

Members pursuant to this Agreement are being acquired solely for their own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act. In addition, PainCare Shares to be acquired by the Members pursuant to this Agreement have not been offered to the general public by advertisement or general solicitation

     (b) Resale Restrictions. The Members covenant, warrant and represent that none of the PainCare Shares issued to the Members will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations, and the applicable provisions of this Agreement. All certificates evidencing the PainCare Shares shall bear appropriate legends.

     (c) Ability to Bear Economic Risk. The Members covenant, warrant and represent that they are able to bear the economic risk of an investment in the PainCare Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect their own interests in connection with the acquisition of the PainCare Shares. The Members, and the Members’ purchaser representative, if any, have received copies of PainCare’s most recent 10-KSB, 10-QSB and 8-K filings and Commission filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like. The Members, and the Members’ purchaser representative, if any, have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

     (d) Residency. Each Member covenants, warrants and represents that he or it is a resident of the State of Maryland, and received this Agreement and first learned of the transactions contemplated hereby in the State of Maryland. The Members executed and will execute all documents contemplated hereby in the State of Maryland, and intends that the laws of the State of Maryland govern this transaction.

     (e) No Registration. The Members understand, agree and acknowledge that the PainCare Shares have not been registered under the Florida Securities Act, the Maryland Securities Act or the Securities Act.

(f) IT IS ACKNOWLEDGED BY THE MEMBERS THAT:

     THE MEMBERS HAVE GIVEN AND THEIR REPRESENTATIVE(S) HAVE BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THE PURCHASER OR PERSON(S) ACTING ON ITS BEHALF

CONCERNING THE TERMS AND CONDITIONS OF THIS TRANSACTION, AND TO OBTAIN ANY ADDITIONAL INFORMATION WHICH THE PURCHASER POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE THAT IS NECESSARY FOR THE STOCKHOLDER TO MAKE AN INVESTMENT DECISION WITH RESPECT TO THE PURCHASER.

     THE COMMISSION HAS NOT PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO THIS TRANSACTION OR THE BUYER’S SHARES. THE PAINCARE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

     4.33 HIPAA. Disclosure Schedule 4.33 lists and describes all plans and other efforts of the Sellers with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Disclosure Schedule 4.33 includes but is not limited in any manner whatsoever to any privacy compliance plan of the Sellers in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

     4.34 Improper and Other Payments. Neither the Company nor the Sellers have (a) used any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from Company funds; (c) established or maintained any unlawful or unrecorded fund of Company monies or other assets; (d) made any false or fictitious entries on the books of account of the Company; (e) made or receivable any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (f) internal accounting controls that are inadequate to detect any of the foregoing under current circumstances.

     4.35 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Sellers, with respect to the Business, have complied with all Medical Waste Laws (as hereinafter defined).

     “Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

     “Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

     4.36 Transfer of Custody of Patient Medical Records. The Sellers agrees to turn over to the Purchaser custody of all existing medical records, medical files, medical charts, x-ray files and similar medical data pertaining to each Patient in the Sellers’ possession as of the Closing (the “Patient Records”). The Purchaser agrees to accept custody of such Patient Records and to hold, utilize and deliver them pursuant to the instructions of the Patient to whom they pertain. The Purchaser and the Sellers agree to use their best efforts to comply with all laws and regulations with respect to the handling and storage of Patient Records, the costs of which shall be borne by the Purchaser following the Closing.

4.37 Certain Representations with respect to the Centers.

     (a) Medicare Participation. The Company with respect to the Centers is qualified for participation in the Medicare program. Complete and accurate copies of the Company’s existing Medicare contracts have been furnished to the Purchaser. The Company is presently in compliance with all of the terms, conditions and provisions of such contracts the noncompliance with which would have a Company Material Adverse Effect on any such contract.

     (b) Medicaid Participation. The Company with respect to the Centers is qualified for participation in the Medicaid program. Complete and accurate copies of the Company’s existing Medicaid contracts have been furnished to the Purchaser. The Company is presently in compliance with all of the terms, conditions and provisions of such contracts the noncompliance with which would have a Company Material Adverse Effect on any such contract.

     (c) CHAMPUS Program. The Company participates in the CHAMPUS program. The Company is presently in compliance, in all respects, with all of the terms and conditions of such participation the noncompliance with which would have a Material Adverse Effect on any such participation.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

PainCare and the Subsidiary hereby jointly and severally make the following representations and warranties to the Sellers, each of which is true and correct on the Execution Date and shall remain true and correct to and including the Closing Time, shall be unaffected by any investigation heretofore or hereafter made by the Sellers, or any

Knowledge of the Sellers other than as specifically disclosed and accepted by the Sellers and shall survive the Closing of the transactions provided for herein.

     5.1 Organization of PainCare and Subsidiary. PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with authorization to do business in Maryland. Purchaser possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

     5.2 Authorization of Transaction. PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

     5.3 PainCare Shares. All of the Closing Shares will be validly issued to the respective Members, fully paid and non-assessable. PainCare will deliver, good and marketable title to the respective Members to the Closing Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens.

     5.4 No Conflicts; Consents. The execution and delivery by the Purchaser of this Agreement do not and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the Articles of Incorporation or By-laws of the Purchaser, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Government Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the other transactions contemplated hereby, other than (A) compliance with State of Florida, State of Maryland and Medicare and Medicaid laws and regulations and filings with the applicable state agencies and the Centers for Medicare and Medicaid and (B) any consent, registration, declaration or filing the failure of which to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

     5.5 Consents. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

     5.6 Brokers. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Sellers could become liable or obligated.

     5.7 Full Disclosure. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedules or document delivered by or on behalf of the Purchaser shall be deemed representations and warranties by the Purchaser.

6. RESTRICTIVE COVENANTS.

     6.1 Restricted Period. The Sellers hereby agree that during the time period commencing as of the Closing Time and continuing for a period of five (5) years (the “Restricted Period”), the Sellers shall not, and shall cause any of its, his or her Affiliates, to not, other than on behalf of PainCare or Subsidiary, directly or indirectly, for itself, himself, or on behalf of any other corporation, Person, firm, partnership, association, or any other entity whatsoever (whether as an individual, agent, servant, employee, employer, officer, director, members, investor, principal, consultant, lender, or in any other capacity whatsoever) take any action or undertake any matter set forth in 6.1(a)(i) -(iii) below, provided, however, that the Restricted Period shall terminate upon the earlier to occur of (i) any bankruptcy, liquidation or assignment for the benefit of creditors applicable to either PainCare or Subsidiary, or (ii) upon a default by PainCare or Subsidiary of its obligation to make a payment under the Promissory Note or Guaranty, provided the Sellers shall have given written notice of such default to PainCare and such default shall not have been cured within 30 business days after the giving of such notice.

     (a) Establish, operate or provide surgical services at any medical office, hospital, clinic or out-patient and/or ambulatory treatment or diagnostic facility or become employed by, or serve as a health care consultant or medical director to any health care provider providing services similar to those provided by PainCare, the Subsidiary or the Company, or engage or participate in or finance any business which engages in direct competition with the business being conducted by PainCare, the Subsidiary or the Company at such time, anywhere within twelve (12) mile radius of any Center of the Company;

     (i) Solicit or engage in the solicitation of, or serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business conducted by PainCare, the Subsidiary or the Company for services competitive with those of PainCare, the Subsidiary or the Company and their successors and assigns;

     (ii) Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by PainCare, the Subsidiary or the Company to withdraw, curtail or cancel their business or other relationships with PainCare, the Subsidiary or the Company, or assist, induce, help or join any other Person or entity in doing any of the above activities; or

     (iii) Induce or attempt to influence any employee of PainCare, the Subsidiary or the Company to terminate his or her employment with PainCare, the Subsidiary or the Company or to hire, recruit or solicit any such employee, whether or not so induced or influenced.

     (b) Consideration. The Sellers have carefully considered the nature and extent of the restrictions imposed by this Section 6.1 and the rights and remedies conferred upon the Company, PainCare and Subsidiary hereunder and hereby expressly acknowledge and agree that: (i) the restricted territory, period, and activities are reasonable and are necessary and fully required to protect the legitimate business interests of PainCare and Subsidiary; (ii) any violation of the terms of these restrictive covenants would have a substantial detrimental effect on PainCare’s and Subsidiary’s businesses; (iii) the restrictive covenants do not stifle the Members inherent skill and experience; and (iv) would not operate as a bar to any of the Members’ means of support. Because of the difficulty of measuring economic losses to PainCare and the Subsidiary as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to PainCare and the Subsidiary for which it would have no other adequate remedy, each Member agrees that, in the event of a breach by him of the foregoing covenants, the covenants set forth in this Section 6.1 may be enforced by PainCare and the Subsidiary by injunctions and restraining orders, in addition to all other available legal remedies.

     (c) Third-Party Beneficiaries. All successors and assigns of the Company, PainCare, Subsidiary, all Affiliates of PainCare and Subsidiary, and all successors and assigns of such Affiliates are third-party beneficiaries of the restrictive covenants contained in this Section 6.1 and the provisions of this Section 6.1 are intended for the benefit of, and may be enforced by, PainCare’s and Subsidiary’s successors and assigns and PainCare’s and Subsidiary’s Affiliates and such Affiliates’ successors and assigns.

     (d) No Running of Covenant During Breach. The covenants set forth in this Section 6.1 shall apply for the applicable periods as set forth above. If a Member violates such covenants, and PainCare, the Subsidiary or any of their successors and assigns or Affiliates bring a legal action for injunctive or other relief, such Party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant period, unless a court of competent jurisdiction holds that the covenant is not enforceable in whole or in part.

Accordingly, for any time period that a Member(s) is in violation of the covenant, such time period shall not be included in calculating the applicable time period of the covenant.

     (e) Blue Pencil Doctrine. The covenants set forth in this Section 6.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

6.2 Confidentiality, Press Releases, and Public Announcements.

     (a) The Sellers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser.

     (b) The Parties covenant and agree that from and after the Execution Date, neither of the Parties nor their Affiliates (to the extent any such Affiliate has received Confidential Information as defined below or Trade Secrets, as defined below) shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 6.2 will prohibit the disclosure of any Confidential Information or Trade Secrets which is required to be disclosed by a Party or any of its or his Affiliates in connection with any securities law, court action or any proceeding before any authority. Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 6.2, no disclosure shall be made until the disclosing Party shall give notice to the non-disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non-disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non-disclosing in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Execution Date. For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     6.3 Bulk Sales Compliance. Following the execution of this Agreement, the Purchaser and the Sellers shall cooperate in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide the Purchaser the greatest measure of protection against the creditors of the Sellers allowable under all such statutes.

7. FURTHER COVENANTS OF SELLERS

The Sellers individually and severally covenant and agree as follows:

     7.1 Access to Information and Records. The Sellers shall give the Purchaser, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Sellers relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as the Purchaser deems appropriate (and the Sellers shall furnish or cause to be furnished to the Purchaser and its representatives all information with respect to the Business the Purchaser may request); (ii) access to employees, agents and representatives of the Business for the purpose of conducting business, meetings and communications as the Purchaser reasonably desires; and (iii) access to vendors, customers, manufacturers of its medication and equipment, and others having business dealings with the Business.

     7.2 Maintain Organization. The Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and the Business and will use their best efforts to preserve the Company and the Business intact, to keep available to the Subsidiary and the Company, as the case may be, the present employees of the Company, and to preserve for the Subsidiary and the Company their present relationships with suppliers and customers and others having business relationships with the Company.

     7.3 No Breach. The Sellers will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Company or its Business, or any breach of any representation, warranty, covenant or agreement made by the Sellers herein, or which would have required disclosure pursuant to this Agreement.

     7.4 Maintenance of Insurance. The Sellers shall take all reasonably necessary action to maintain for the benefit of the Company all of the insurance set forth in Disclosure Schedule 4.6.

     7.5 Consents. The Sellers and the Purchaser will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

     7.6 Other Action. The Sellers shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

     7.7 Disclosure. The Sellers shall have a continuing obligation which shall survive the Closing to (i) promptly complete and deliver to PainCare any and all Disclosure Schedules which have not been completed and delivered as of the Closing Time all of which shall be approved in form and content by PainCare prior to incorporating same herein, (ii) promptly complete, execute and deliver to PainCare any and all agreements and other documents contemplated hereby all of which shall be approved in form and content by PainCare prior to finalizing same, and (iii) promptly notify the Purchaser in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth herein or described in the Disclosure Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate for a period of two (2) years following the Closing Time.

8. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

     Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 8, except to the extent that such satisfaction is waived by the Purchaser in writing.

     8.1 Representations and Warranties True on the Closing Time. Each of the representations and warranties made by the Sellers in this Agreement, and the statements contained in the Disclosure Schedules or in any instrument, list, certificate or writing delivered by the Sellers pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time, except for any changes permitted by the terms of this Agreement or consented to in writing by the Purchaser.

     8.2 Compliance With Agreement. The Sellers shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by the Sellers prior to or on the Closing Time or the Extended Time, if agreed by PainCare, including the delivery of the closing documents specified in this Agreement.

     8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced against the Purchaser, the Sellers or the Business with respect to the transactions contemplated hereby.

     8.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions, including state regulatory approvals, contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser prior to the Closing Time or the Extended Time, if agreed by PainCare. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the

Disclosure Schedules shall not be a condition to the Purchaser’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Company. After the Closing, the Sellers will continue to use their best effects to obtain any such consents or approvals, and the Sellers shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

     8.5. Completion of Due Diligence, Schedules & Exhibits. Completion of the Purchaser’s due diligence and the completion and delivery of the Disclosure Schedules and Exhibits required by this Agreement, all to the reasonable satisfaction of the Purchaser, based upon its Knowledge and information, of all matters relative to the Sellers, the Purchased Assets, Assumed Liabilities and the Business.

9. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

     Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Sellers’ obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 9, except to the extent that such satisfaction is waived in writing by the Sellers.

     9.1 Representations and Warranties True on the Closing Time. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time.

     9.2 Compliance With Agreement. The Purchaser shall have in all material respects performed and complied with all of the Purchaser’s agreements and obligations under this Agreement which are to be performed or complied with by the Purchaser prior to or on the Closing Time, including the delivery of the closing documents specified in this Agreement.

10. CLOSING

     10.1 Closing. The closing of the contemplated transaction (the “Closing”) shall occur between the Parties as of 12:00 p.m. Eastern Daylight Time on September 26, 2005 (the “Closing Time”). However, in the event that the Parties have not satisfied all of the conditions necessary to Close by the Closing Time including, without limitation, the satisfaction or waiver of the conditions precedent set forth in Sections 8 and 9 of this Agreement (hereinafter the “Closing Conditions”) then, in such event, the transaction shall close. Notwithstanding the foregoing, if such Closing Conditions have not been satisfied by November 25, 2005 (hereinafter the “Extended Time”) then, in such event, either PainCare or the Company may, by providing written notice to the other Party, terminate this Agreement and any and all other agreements entered into in connection herewith, rescind the transactions contemplated hereby and cause the Parties to return to status quo as of the time immediately preceding the Closing Time (the “Termination and

Rescission”). The Parties hereby agree that in the case of such Termination and Rescission, the Parties will take all reasonable and necessary measures including, without limitation, the execution of any and all documents necessary to effectuate the Termination and Rescission. Neither Party shall fail to consummate the transactions contemplated herein and effectuate the Closing as a result of such party’s failure to satisfy any Closing Condition for which it, he or she is obligated to fulfill.

     10.2 Documents to be Delivered by the Sellers. At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Sellers shall deliver to the Purchaser the following documents, in each case duly executed or otherwise in proper form:

     (a) Bills of Sale. Bills of sale, and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of the Purchaser and its counsel to transfer, assign, convey and deliver to Subsidiary the Purchased Assets as contemplated hereby.

     (b) Compliance Certificate. A certificate signed by the Sellers that each of the representations and warranties made by the Sellers in this Agreement is true and correct in all material respects on and as of the Closing Time with the same effect as though such representations and warranties had been made or given on and as of the Closing Time (except for any changes permitted by the terms of this Agreement or consented to in writing by PainCare), and that the Sellers have performed and complied with all of the Sellers’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Time.

     (c) Corporate Authorization. A certified copy of resolution(s) of the Company, which authorizes the transactions contemplated by this Agreement in accordance with: (a) applicable law; (b) the Company’s articles of organization and its amended and restated operating agreement which must be approved by PainCare; and (c) all other requirements for proper corporate authorization.

     (d) Secretary’s Certificate. A certificate of the secretary of the Company certifying that the corporate resolutions authorizing the Company to enter into this Agreement and ancillary documents hereto, articles of organization and operating agreement of the Company, attached as exhibits to such certificate, are true, correct, and complete.

     (e) Other Documents. All other documents, instruments or writings required to be delivered to the Purchaser pursuant to this Agreement and such other certificates of authority and documents as the Purchaser may reasonably request including, without limitation, the Patient Records, a fully executed Management Agreement and all agreements required to be executed in connection with the Management Agreement and the Billing Services Agreement. All such agreements and documents must be approved by PainCare prior to finalization and execution.

     10.3 Documents to be Delivered by the Purchaser. At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Purchaser shall deliver to the Company the following consideration and documents, in each case duly executed or otherwise in proper form:

     (a) Closing Consideration. To the Company the Closing Cash and Closing Shares required by Section 3.1 hereof.

     (b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of the Sellers and its counsel to evidence the assumption of the Assumed Liabilities.

     (c) Compliance Certificate. A certificate signed by an officer of PainCare that the representations and warranties made by the Purchaser in this Agreement are true and correct on and as of the Closing Time with the same effect as though such representations and warranties had been made or given on and as of the Closing Time (except for any changes permitted by the terms of this Agreement or consented to in writing by the Sellers), and that the Purchaser has performed and complied with all of the Purchaser’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Time.

     (d) Corporate Authorization. A certified copy of resolution(s) of PainCare and the Subsidiary which authorizes the transactions contemplated by this Agreement in accordance with: (a) applicable law; (b) PainCare’s and the Subsidiary’s respective articles of incorporation or organization; and (c) all other requirements for proper corporate authorization.

     (e) Secretary’s Certificate. A certificate of the secretary of PainCare and the Subsidiary certifying that the corporate resolutions authorizing Paincare and the Subsidiary to enter into this Agreement and ancillary documents hereto, articles of organization and operating agreement of PainCare and the Subsidiary, attached as exhibits to such certificate, are true, correct, and complete

     (f) Other Documents. All other documents, instruments or writings required to be delivered to the Sellers pursuant to this Agreement and such other certificates of authority and documents as the Sellers may reasonably request including, without limitation, the Promissory Note, the Guaranty, the PainCare Stock Pledge Agreement, the Registration Rights Agreement, Management Agreement, and the Billing Services Agreement.

11. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing Time:

     11.1 General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

     11.2 Option Agreement. Commencing on the Execution Date and continuing thereafter, Subsidiary shall use its best efforts to enter into a stock option agreement (the “Option Agreement”) with Michael Daly, M.D., Ira Kornbluth, M.D., and Ali El-Mohandes, M.D., which provides the aforementioned physicians with the option to purchase, within two years after the execution of the Option Agreement, in the aggregate ten percent (10%) of the total issued and outstanding shares of stock of the Subsidiary.

     11.3 Tax Returns. The Sellers shall be responsible for preparing and filing all income or franchise Tax Returns with respect to the Company relating to periods of time prior to the Closing Time. The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Subsidiary relating to periods after the Closing. The Sellers will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns). The Sellers will take no positions on his Tax Returns that relate to the tax periods after the Closing Time that could adversely affect PainCare or the Subsidiary after the Closing.

     11.4 Transition. Neither the Sellers nor the Purchaser will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Sellers from maintaining the same business relationships with the Company and the Subsidiary after the Closing as he, she or it maintained with the Sellers prior to the Closing.

     11.5 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Time with respect to the Company or the Business, each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending Party is entitled to indemnification therefore under this Agreement.

12. REGISTRATION.

     PainCare agrees to enter into with the Members at Closing a Registration Rights Agreement in the form attached hereto as Exhibit 12.

13. SURVIVAL AND INDEMNIFICATION.

     13.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

     13.2 Indemnification Provisions for the Benefit of PainCare and the Subsidiary. In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Sellers’ representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Sellers’ covenants contained in this Agreement or any other agreement executed in connection herewith; or (c) any Liability or Claim against the Company, the Business or the Purchased Assets of any nature whatsoever accrued or existing as of the Closing Time or related to actions of the Sellers or arising out of the Company or its Business which occurred prior to the Closing Time, which is not reflected on the Disclosure Schedules and accepted by the Purchaser, then the Sellers shall jointly and severally indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and Subsidiary may suffer through and after the date of the Claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed or non-accepted Liability. No provision of this Agreement, including but not in any way limited to, any “Knowledge” qualifiers or materiality standards in the representations and warranties of the Sellers, shall have any effect on the Sellers’ indemnity for any Liability arising prior to the Closing Time.

     13.3 Indemnification Provisions for the Benefit of the Sellers. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary shall jointly and severally indemnify the Sellers from and against any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

13.4 Matters Involving Third Parties.

     (a) Notification. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

     (b) Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified

Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) Satisfactory Defense. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

     (d) Conditions. In the event any of the conditions in Section 13.4.2 above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

     (e) Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meaning) or Material Adverse Effect qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 13 as though there were no such qualifications, provisions or exceptions.

     13.5 Limitation. The indemnification provisions set forth in this Section 13 shall be limited to all claims in excess of Twenty Five Thousand and No/100 Dollars ($25,000) (the “Threshold”). Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 13, such Party shall recover all appropriate funds from the first dollar of damages. Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages. Notwithstanding the foregoing, a Party’s obligation to indemnify under this Section 13 shall be limited to an amount equal to Fifteen Million and No/100 Dollars ($15,000,000); provided, however, that such cap shall not be applicable to Sections 4.1, 4.5, 4.6, 4.8, 4.18, 4.21, 4.23, 4.24, 4.25, 4.30, 4.32, 4.33, 4.34 and 4.35.

14. MISCELLANEOUS

     14.1 Disclosure Schedules. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.2 Assignment; Parties in Interest.

     (a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

     (b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

     14.3 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to the Purchaser, to:

PainCare Holdings, Inc.
1030 North Orange Avenue
Suite 105 Orlando, Florida 32801
Attention: Chief Executive Officer

With a copy to:

McDermott Will & Emery LLP
201 S. Biscayne Boulevard
Suite 2200
Miami, Florida 33131
Attention: Jerry Sokol, Esq.

or to such other Person or address as the Purchaser shall furnish to the Sellers in writing.

(b) If to the Sellers, to:

11921 Rockville Pike
Suite 505
Rockville, Maryland 20852
Attention: Prabaal Dey, M.D.

With a copy to:

Crowell & Moring, LLP
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Mark Eaton, Esq.

or to such other Person or address as the Sellers shall furnish to the Purchaser in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     14.4 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages transmitted via facsimile shall be deemed binding as originals.

     14.6 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     14.7 Governing Law; Jurisdiction. This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each Party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum

     14.8 Attorneys’ Fees. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

     14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

     14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     14.11 Expenses. Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     14.12 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments,

assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

     14.13 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     14.14 Survival. All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations (except as otherwise specifically provided herein), and may be fully and completely relied upon by the Sellers and Purchasers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

     14.15 Incorporation of Exhibits and Schedules. The exhibits and schedules (including the Disclosure Schedules) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

15. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

     [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

“Company”	“Purchaser”

Center for Pain Management ASC, LLC	PainCare Holdings, Inc.
By: /s/ P. Bobby Dey	By: /s/ Mark Szporka
Attest:	Attest:

PainCare Surgery Center III, Inc.

By: /s/ Mark Szporka
Print: Mark Szporka
Title: Chief Financial Officer

“Members”

MARK H. COLEMAN, M.D.
Signature /s/ Mark H. Coleman
Print: Mark H. Coleman

MARC A. LOEV, M.D.
Signature: /s/ Marc A. Loev
Print: Marc A. Loev

P. BOBBY DEY, M.D.
Signature /s/ P. Bobby Dey
Print: P. Bobby Dey

LESTER A. ZUCKERMAN, M.D.
Signature:/s/Lester A. Zuckerman
Print: Lester A. Zuckerman

Exhibits

Exhibit 1 – Definitions

Exhibit 3.5(a) – Promissory Note Exhibit 3.5(b) -- Guaranty Exhibit 3.7 – Escrow Agreement

Exhibit 12 – Registration Rights Agreement

Schedules

Disclosure Schedule	1.1(a)	Cash and Cash Equivalents and Accounts Receivable
Disclosure Schedule	1.1(b)	Personal Property
Disclosure Schedule	1.1(h)	Licenses and Permits
Disclosure Schedule	1.1(m)	Real Property Leases
Disclosure Schedule	1.1(p)	Facility Agreements
Disclosure Schedule	1.2	Excluded Assets
Disclosure Schedule	2.1(a)	Certain Liabilities
Disclosure Schedule	3.4(a)	Transaction Related Adjustments
Disclosure Schedule	3.5	Allocation of Purchase Price
Disclosure Schedule	4.3	Tax Matters
Disclosure Schedule	4.4(a)	Compliance
Disclosure Schedule	4.4(b)	Licenses and Permits – Compliance
Disclosure Schedule	4.4(a)	Marketable Title
Disclosure Schedule	4.6	Insurance
Disclosure Schedule	4.7(a)	Personal Property Leases
Disclosure Schedule	4.7(e)	Contracts with Affiliates and Certain Others
Disclosure Schedule	4.7(k)	Indemnification Claims
Disclosure Schedule	4.7(l)	Suppliers and Payors
Disclosure Schedule	4.8	Employee Benefit Plans
Disclosure Schedule	4.9	Intellectual Property
Disclosure Schedule	4.10	Product Warranty and Product Liability
Disclosure Schedule	4.13	Financial Statements
Disclosure Schedule	4.14	Changes Since Date of Recent Balance Sheet
Disclosure Schedule	4.15	Company and Affiliates
Disclosure Schedule	4.16	Liabilities
Disclosure Schedule	4.17	Accounts Receivable
Disclosure Schedule	4.18	Environmental Matters
Disclosure Schedule	4.19	Personnel
Disclosure Schedule	4.20	Bank Accounts
Disclosure Schedule	4.21	Tax Matters
Disclosure Schedule	4.22	Litigation
Disclosure Schedule	4.23	Health Care Compliance
Disclosure Schedule	4.26	Medical Staff
Disclosure Schedule	4.27	Medical Providers
Disclosure Schedule	4.28	Third-party Payors
Disclosure Schedule	4.31	Staff Privileges
Disclosure Schedule	4.33	HIPAA

EXHIBIT 1

DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     “Accounts Receivable” means the accounts receivable of the Sellers determined in accordance with GAAP with respect to the Business operations of the Company arising from the rendering of services to patients through the Closing Time, including, without limitation, those from private pay patients, private insurance payors, third party payors and governmental programs.

“Adjustment Payment Date” has the meaning set forth in Section 3.4(b) .

     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

     “Affiliate” shall mean, with respect to any Person: (a) any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; and (b) if the Person is an individual, any other individual who is related to such Person. For the purposes of this definition, the terms “controls,” “is controlled by” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither PainCare nor Subsidiary is an Affiliate of the Sellers for purposes of this Agreement and the Sellers are not an Affiliate of PainCare or Subsidiary for purposes of this Agreement.

     “Agreed Closing Time Working Capital Position” “Net Working Capital Statement” has the meaning set forth in Section 3.4(b) .

“Agreement” has the meaning set forth in the Preamble. “Assumed Liabilities” has the meaning set forth in Section 2.1. “Band Amount” has the meaning set forth in Section 3.4(b) . “Business” has the meaning set forth in the Recitals.

“Business Records” has the meaning set forth in Section 1.1(d) .

     “Billing Services Agreement” means that certain Billing Services Agreement entered into effective as of September 26, 2005 by and among PainCare, the Subsidiary and Pain Management Billing, LLC.

    “Centers” has the meaning set forth in the Recitals. “CERCLA” has the meaning set forth in Section 4.17. “Closing Cash” has the meaning set forth in Section 3.1.

    “Closing Conditions” has the meaning set forth in Section 10. “Closing Consideration” has the meaning set forth in Section 3.1. “Closing Shares” has the meaning set forth in Section 3.1. “Closing Time” has the meaning set forth in Section 10.

    “Code” has the meaning set forth in Section 3.5.

     “Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     “Company Representative” has the meaning set forth in Section 3.4(b) . “Competitive Business Opportunity” has the meaning set forth in Section 6.1(f).

     “Contracts” has the meaning set forth in Section 1.1(f) .

     “Disclosure Schedule(s)” means the disclosure schedules accompanying this Agreement.

     “Discussion Period” has the meaning set forth in Section 3.4(b) . “Dr. Coleman” has the meaning set forth in the Preamble. “Dr. Dey” has the meaning set forth in the Preamble.

     “Dr. Loev” has the meaning set forth in the Preamble.

     “Dr. Zuckerman” has the meaning set forth in the Preamble.

     “Employee Benefit Plan” means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

     “Environmental Laws” has the meaning set forth in Section 4.17.

     “ERISA” has the meaning set forth in Section 1.1(f) .

     “Excluded Liabilities” has the meaning set forth in Section 4.8. “Execution Date” has the meaning set forth in the Preamble. “Extended Time” has the meaning set forth in Section 10. “Facility Agreements” has the meaning set forth in Section 1.1(p) .

     “Final Closing Time Working Capital Position” has the meaning set forth in Section 3.3(b) ..

     “Florida Securities Act” means the Florida Securities and Investor Protection Act, as amended.

     “GAAP” has the meaning set forth in Section 3.4(b) .

     “Government Entities” has the meaning set forth in Section 2.11.

     “Guaranty” has the meaning set forth in Section 3.5.

     “HIPAA” has the meaning set forth in Section 4.34.

     “Indemnified Party” has the meaning set forth in Section 13.4(a) . “Indemnifying Party” has the meaning set forth in Section 13.4(b) . “Intellectual Property” has the meaning set forth in Section 1.1(e) . “Inventory” has the meaning set forth in Section 1.1(c) ..

     “IRS” has the meaning set forth in Section 3.5.

     “Knowledge” an individual will be deemed to have “Knowledge of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

      A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Member or any individual who is a serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     “Laws” has the meaning set forth in Section 2.11. “Liability” has the meaning set forth in Section 2.1. “Licenses” has the meaning set forth in Section 1.1(h) . “Lien” has the meaning set forth in Section 4.5. “Litigation” has the meaning set forth in Section 2.6.

     “Management Agreement” means that certain Management Agreement entered into effective as of September 26, 2005 by and among PainCare, the Subsidiary and DLZ Management Company, LLC, a Maryland limited liability company.

     “Material Adverse Effect” means any circumstances, state of facts or matters, which have, or might reasonably be expected to have, a material adverse effect in respect of the Business’ operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

     “Medical Waste” has the meaning set forth in Section 4.36. “Medical Waste Law” has the meaning set forth in Section 4.36. “Members” has the meaning set forth in the Preamble.

     “MWTA” has the meaning set forth in Section 4.36.

     “Net Working Capital” has the meaning set forth in Section 3.4(b) .

     “Net Working Capital Statement” has the meaning set forth in Section 3.4(b) .

     “Objection Period” has the meaning set forth in Section 3.4(b) .

     “Option Agreement” means that certain Option Agreement by and among PainCare, Michael J. Daly, M.D., Ira Kornbluth, M.D. and Ali El-Mohandes, M.D.

     “Orders” has the meaning set forth in Section 2.11.

     “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

     (b) does not require authorization by the board of directors, members, stockholders or partners of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

     (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

     “PainCare” has the meaning set forth in the Preamble.

     “PainCare Shares” means any share of common stock, $.0001 par value per share, of PainCare delivered to the Company pursuant to this Agreement.

     “PainCare Stock Pledge Agreement” means that certain Stock Pledge Agreement entered into effective as of September 26, 2005 by and among PainCare and the Members.

     “Party(ies)” has the meaning set forth in the Preamble.

     “Patient(s)” has the meaning set forth in Section 1.1(n) .

    “Patient Information” has the meaning set forth in Section 1.1(n) .

     “Patient Records” “Medical Waste” has the meaning set forth in Section 4.37.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, any other form of entity whatsoever, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Prepaid Items” has the meaning set forth in Section 1.1(l) . “Products” has the meaning set forth in Section 4.9. “Promissory Note” has the meaning set forth in Section 3.5. “Purchased Assets” has the meaning set forth in Section 1.1(a) . “Purchase Price Consideration” has the meaning set forth in Section 3.1. “Purchaser” has the meaning set forth in the Preamble.

     “Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

     “Real Property Leases” has the meaning set forth in Section 1.1(m) . “Recent Balance Sheet” has the meaning set forth in Section 4.12. “Recent Statement of Operations” has the meaning set forth in Section 4.12.

     “Registration Rights Agreement” means that certain Registration Rights Agreement entered into effective as of September 26, 2005 by and among PainCare and the Member, in the form attached hereto as Exhibit 12.

     “Restricted Period” has the meaning set forth in Section 6.1.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Security Interest” means any lien, claim, encumbrance, mortgage, hypothecation, pledge, or other security interest, excluding purchase money security interests arising in the Ordinary Course of Business and liens arising by operation of law for Taxes not yet due and payable.

     “Sellers” has the meaning set forth in the Preamble. “Set-off Notice” has the meaning set forth in Section 13.6. “Subsidiary” has the meaning set forth in the Preamble.

      "Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Third Party Claims” has the meaning set forth in Section 13.4(a) . “Termination and Rescission” has the meaning set forth in Section 10. “Waste” has the meaning set forth in Section 4.17.